NAME OF REGISTRANT
Franklin Real Estate Securities Trust
File No. 811-08034

Exhibit Item No. 77D: Policies with respect to security investments

From SAI Supplement 192 SA1 02/17:

SUPPLEMENT DATED FEBRUARY 22, 2017
TO THE CURRENTLY EFFECTIVE STATEMENT OF ADDITIONAL INFORMATION
OF FRANKLIN REAL ESTATE SECURITIES TRUST
The Statement of Additional Information is amended as follows:
I. The section "Goals, Strategies and Risks -Glossary of Investments, Techniques, Strategies and Their Risks -Non-Diversification" is deleted in its entirety.
II. The first paragraph under the "Organization, Voting Rights and Principal Holders" is replaced with the following:

The Fund is a diversified series of Franklin Real Estate Securities Trust (the Trust), an open-end management investment company, commonly called a mutual fund. The Trust was organized as a Delaware statutory trust
(a form of entity formerly known as a business trust) on September 22, 1993, and is registered with the SEC.